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                                                                    EXHIBIT 10.4

                                                                  Execution Copy

                 AMENDMENT NO. 1 TO THE STOCKHOLDERS' AGREEMENT

     THIS AMENDMENT NO. 1 TO THE STOCKHOLDERS' AGREEMENT (this "First Amendment"), entered into on November 7, 2002, is by and among The News Corporation Limited, a South Australia, Australia corporation ("News Corp."), Henry C. Yuen ("Yuen") and Gemstar-TV Guide International, Inc., a Delaware corporation (the "Corporation"). The parties listed above, excluding the Corporation, will be referred to herein as the "Stockholders." Capitalized terms not otherwise defined herein will have the meanings ascribed to them in the Stockholders' Agreement, dated as of October 4, 1999, among the Stockholders, Liberty Media Corporation, a Delaware corporation ("Liberty") and the Corporation (as the same has been amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the "Stockholders' Agreement").

                                    RECITALS

     A. The Stockholders, Liberty and the Corporation previously entered into the Stockholders' Agreement.

     B. In connection with Liberty's transfer of its ownership in certain shares of Common Stock to News Corp., on May 2, 2001, Liberty and News Corp. entered into a Letter Agreement regarding the Stockholders' Agreement.

     C. The remaining Stockholders and the Corporation desire by this instrument to amend the Stockholders' Agreement in the manner set forth herein.

     Therefore, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree to amend the Stockholders' Agreement as follows:

SECTION 1.   AMENDMENTS TO STOCKHOLDERS' AGREEMENT

     1.1. The following definition in Section 1.1 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

             "Specified Period:    except as used in Section 3.1 of the
                                   Stockholder's Agreement, the period beginning at the Effective Time and ending on the first to occur of (i) September 30, 2005 and (ii) such date as the Employment Agreement, dated as of _____, 2002 (the "Employment
                                   Agreement"), between the Corporation and Yuen is terminated for any reason; as used in
                                   Section 3.1 of the Stockholders' Agreement the term "Specified Period" shall mean the period beginning at the Effective Time and ending on the first to occur of (i) the fifth anniversary of the Effective Time and (ii) such date as Yuen ceases to be Chief
                                   Executive Officer of the

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                            Corporation other than as a result of termination of
                            such employment by the Corporation "Without Cause" (as such term is defined in the Yuen Employment Agreement)."

     1.2. The following definitions in the Stockholders' Agreement, and any and all references thereto are hereby deleted: (i) "Cause"; (ii) "Closing Price"; (iii) "GS Director"; (iv) "GS Independent Directors"; (v) "Immediate Family"; (vi) "Independent Director"; (vii) "Minimum Ownership Condition";
(viii) "Permitted Pledge"; (ix) "Permitted Transfer"; (x) "Trading Day"; (xi) "TVG Director"; and (xii) "TVG Independent Directors."

     1.3. Section 1.3 of the Stockholders' Agreement is deleted in its entirety and replaced with "[Intentionally Omitted]."

     1.4. Section 2.1 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

             "2.1. Composition. (a) During the Specified Period, Yuen will be entitled to designate himself as a director to the Corporation's Board (in such capacity, Yuen is referred to as an "HY Designee"). Until the later of July 12, 2005 or the expiration of the Specified Period, the News Stockholder will be entitled to designate one director (the "News Designee"). During the Specified Period, Yuen will have the right to re-nominate the HY Designee for election at the expiration of his term. Yuen will not have the right to designate a successor to any such HY Designee, whether to fill a vacancy during the term of such directorship (including as a result of the death, resignation or removal of any such director) or as a replacement nominee at the expiration of the term of such directorship.

             (b) During the Specified Period, each Stockholder agrees to vote and to cause its Controlled Related Parties to vote all shares of Common Stock beneficially owned by it or him for the election to the Board of the Persons designated to be directors in accordance with this Agreement. The Stockholders agree to use their best efforts to cause the respective HY Designee and News Designee to vote in favor of the nomination by the Board for election by stockholders or, if applicable, for the appointment by the Board, of the Persons designated to be directors in accordance with this Agreement.

             (c) In the event that shares of Common Stock are Transferred by the Liberty Group to the News Group or by the News Group to the Liberty Group, then the right to designate, remove or replace the Liberty Designees (as such term was defined in Section 2.1(a) of the Stockholders' Agreement) and the News Designee as contemplated by this Agreement shall be allocated between the Liberty Stockholder and the News Stockholder as they may agree (thereby increasing or decreasing the number of Liberty Designees and correspondingly increasing or decreasing the number of News Designee, accordingly). Subject to receiving

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             notice thereof, all other parties to this Agreement shall fully support such allocation, whether by the voting of shares or otherwise."

     1.5. All references in the Stockholders' Agreement to the capitalized terms "HY Designees" and "News Designees" are hereby deleted and the capitalized terms "HY Designee" and "News Designee," respectively, are hereby substituted therefor.

     1.6. Section 2.3 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

             "2.3. Vacancies. If the HY Designee ceases to be a director for any reason, whether as a result of death, disability, retirement, resignation, removal or otherwise, Yuen will have no right to designate another individual to fill such vacancy and to serve as a director of the Corporation."

     1.7. Section 2.4 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

             "2.4 Board of Directors and Stockholder Vote. During the Specified Period, each Stockholder agrees to vote and to cause its Controlled Related Parties to vote all shares of Common Stock beneficially owned by it or him, and to use his or its best efforts to cause the respective HY Designee and News Designee to vote against any proposal to remove any director designated pursuant to this Agreement prior to the expiration of his or her term except for cause or pursuant to Section 2.2."

     1.8. Section 2.5 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

             "2.5. Non-executive Chairman of the Board. During the Specified Period each Stockholder agrees to and to cause its Controlled Related Parties to, and to use his or its best efforts to cause the HY Designee and the News Designee to vote in favor of Yuen's election as the non-executive Chairman of the Board and vote against his removal from such position."

     1.9. Section 2.7 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

             "2.7. Termination of Voting Obligations. The obligations of the parties pursuant to this Section 2 will terminate upon the first to occur of (i) the expiration of the Specified Period or (ii) such date as Yuen ceases to be an employee of the Corporation, for any reason."

     1.10. Section 3.2 of the Stockholders' Agreement is deleted in its entirety and replaced with "[Intentionally Omitted]."

     1.11. Section 4 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

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             "SECTION 4. CERTAIN CONSENTS. Notwithstanding anything to the contrary contained herein, in the event that the Corporation and News Corp. agree to modify Section 3, Section 5 or Section 8 of the Stockholders' Agreement (other than in a manner that would increase Yuen's obligations thereunder), Yuen's consent shall not be required."

     1.12. Section 6 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

             "SECTION 6. LEGEND. Each certificate evidencing any of the shares of Common Stock beneficially owned by a News Stockholder shall bear a legend substantially as follows:

                  "The shares represented by this certificate are subject to the terms and conditions of a certain Stockholders' Agreement, effective as of July 12, 2000, as such may be amended from time to time, a copy of the Stockholders' Agreement and any amendments thereto will be furnished by the Corporation to the holder of this certificate upon request and without charge."

             Upon surrender to the Corporation of certificates evidencing shares of Common Stock transferred in compliance with this Agreement, other than to a Stockholder or another Person who or that in accordance with the terms of this Agreement shall be bound by this Agreement in whole or in part, the Corporation shall reissue such certificates to the owner thereof without such legend. Upon termination of this Agreement and surrender to the Corporation of certificates evidencing shares of Common Stock, the Corporation shall reissue such certificates to the owner thereof without such legend."

     1.13. Section 8 of the Stockholders' Agreement is amended by adding the following language at the end of the paragraph:

             "Notwithstanding the foregoing or anything to the contrary contained in this Agreement, News Corp. hereby covenants and agrees with and for the sole benefit of the Corporation that this Section 8 shall remain in full force and effect until July 12, 2005, regardless of whether any News Designee continues to serve on the Board."

     1.14. Section 9.6 of the Stockholders' Agreement is amended and restated in its entirety to read as follows:

             "9.6. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the person to whom sent), sent by a nationally recognized overnight delivery service or mailed by registered or certified mail (if return receipt is requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) (notice shall be deemed given upon

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             receipt, if delivered personally, by overnight delivery service or by telecopy, or on the third business day following mailing, if mailed):

                           (a)      If to News Corp., to it at:

                                    c/o  News America Incorporated
                                    1211 Avenue of the Americas
                                    New York, New York 10036
                                    Attention:   Arthur M. Siskind
                                                 Senior Executive Vice President
                                                 and Group General Counsel
                                    Telephone:   (212) 852-7007
                                    Telecopier:  (212) 768-2029

                                    with a copy to:

                                    Hogan & Hartson L.L.P.
                                    551 Fifth Avenue
                                    New York, New York  10176
                                    Attention:   Ira S. Sheinfeld
                                    Telephone:   (212) 661-6500
                                    Telecopier:  (212) 697-6686

                           (b)      if to Yuen, to him at:

                                    135 North Los Robles Avenue
                                    Suite 800
                                    Pasadena, California 91101
                                    Telephone:   (626) 792-5700
                                    Telecopier:  (626) 792-2462

                                    with a copy to:

                                    Riordan & McKinzie
                                    600 Anton Boulevard, Suite 1800
                                    Costa Mesa, California  92626
                                    Attention:   James W. Loss
                                    Telephone:   (714) 433-2626
                                    Telecopier:  (714) 433-2700

                           (c)      if to the Corporation, to it at

                                    135 North Los Robles Avenue
                                    Suite 800
                                    Pasadena, California 91101
                                    Attention:   General Counsel

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                                    Telephone:   (626) 792-5700
                                    Telecopier:  (626) 792-2462

                                    with a copy to:

                                    O'Melveny & Myers LLP
                                    610 Newport Center Drive
                                    Suite 1700
                                    Newport Beach, CA 92660
                                    Attention:   David Krinsky
                                    Telephone:   (949) 823-7902
                                    Telecopier:  (949) 823-6994

SECTION 2.   REPRESENTATIONS AND WARRANTIES

     Each of the parties to this First Amendment hereby represents and warrants to each other party to this First Amendment as follows:

     2.1. If such party is not a natural person, such party is duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization and is duly authorized to do business and is in good standing under the laws of its jurisdiction of incorporation or organization. If such party is a natural person, such party has the capacity to enter into this First Amendment.

     2.2. Such party has full legal right, power and authority to execute and deliver this First Amendment and to carry out the transactions contemplated hereby. If such party is not a natural person, all corporate and other actions required to be taken by such party to authorize the execution, delivery and performance of this First Amendment and all transactions contemplated hereby have been duly and properly taken. No other approval on the part of such party or any of its shareholders, as the case may be, is necessary to authorize the execution, delivery and performance of this First Amendment and all transactions contemplated hereby.

     2.3. This First Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other applicable laws affecting creditor's rights generally.

     2.4. The execution and delivery by such party of this First Amendment does not, and the performance by it of its respective obligations under this First Amendment will not, result in a violation of, or result in the breach of any provision of, or conflict with, or result in the creation of any Lien upon any of its assets pursuant to, or cause any acceleration, default or similar adverse effect under any material agreements to which such party is a party; nor will such execution, delivery and performance by such party require any Governmental Approval or third party approval, except for those which have been obtained.

SECTION 3.   REAFFIRMATION

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     The Stockholders and the Corporation hereby expressly reaffirm and assume all of their respective rights and obligations as set forth in the Stockholders' Agreement, as amended by this First Amendment, and the Stockholders and the Corporation agree to be bound by and comply fully with all of the terms, conditions, provisions, agreements, representations and warranties contained in the Stockholders' Agreement, in so far as such rights and obligations may be modified or amended by this First Amendment, as though such Stockholders' Agreement, as amended by this First Amendment were being re-executed on the date hereof.

SECTION 4.   MISCELLANEOUS

     4.1. This First Amendment will be governed by the laws of the State of Delaware applied to contracts made and wholly performed in such State, without regard to principles governing conflicts of law which would apply the laws of a jurisdiction other than the State of Delaware. Any action to enforce any provision of this First Amendment may be brought only in a court in the State of Delaware or in the United States District Court in the District of Delaware. Each party agrees to submit to the general jurisdiction of such courts and to accept service of process at its address for notices pursuant to this First Amendment in any such action or proceeding brought in any such court and hereby waives any claim that such action or proceeding brought in any such court has been brought in an inconvenient forum.

     4.2.    This First Amendment may be executed in any number of counterparts.

     4.3. On or after the date first written above, each reference in the Stockholders' Agreement to this "Agreement," "hereof" or words of like import, and all references in any other agreements to the Stockholders' Agreement, will, unless the context otherwise requires, be deemed to refer to the Stockholders' Agreement as amended hereby.

     4.4. This First Amendment is binding upon, and inures to the benefit of, the Stockholders and the Corporation, their successors and permitted assigns.

                  [Remainder of page left intentionally blank]

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       [Signature Page to Amendment No. 1 to the Stockholders' Agreement]

             IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first written above.

                                            THE NEWS CORPORATION LIMITED

                                            By: /s/ Peter Chernin
                                               -------------------------
                                            Name:  Peter Chernin
                                            Title: Director


                                            GEMSTAR-TV GUIDE INTERNATIONAL, INC.

                                            By: /s/ Jeff Shell
                                               -------------------------
                                               Jeff Shell
                                               Co-President


                                               /s/ Henry C. Yuen
                                            ----------------------------
                                            HENRY C. YUEN